Pricing Supplement No. 2 Dated March 8, 1996
(To Prospectus Supplement dated February 20, 1996    Pursuant to Rule 424(b)(3)
and Prospectus dated January 31, 1996)               Registration Statement
                                                      No. 33-64193


J.P. Morgan & Co. Incorporated
Medium Term Notes, Series A
(Fixed Rate Notes)

Principal Amount:  $25,000,000

If principal amount is stated in other than U.S. dollars, equivalent amount in U.S. dollars: N/A

CUSIP:  61687Y AB3

Trade Date:  March 8, 1996

Settlement Date:  March 15, 1996

Maturity Date:  March 15, 2001

Price to Public (Issue Price):  100%

Net Proceeds to Issuer:  99.915%

Interest Rate (per annum):  6.25%

Interest Payment Date(s):  March 15 and September 15; commencing
                            September 15, 1996

Record Date(s):     (X)  March 1 and September 1 of each year
                    ( )  Other:

Day Count Basis:       (X)  30/360
                       ( )  Actual

Form:     (X)   Book-Entry Note (DTC)
          ( )   Certificated Note

Redemption:
          (X)  The Notes may not be redeemed prior to stated maturity.
          ( )  The Notes may be redeemed prior to maturity.

Optional Redemption Date(s):
Initial Redemption Date:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction:
Modified Payment Upon Acceleration:

Sinking Fund:  None

Right of Payment:
         ( )  Subordinated   (X)  Unsubordinated

Original Issue Discount:  N/A

Amount of OID:
Yield to Maturity:
Interest Accrual Date:
Initial Accrual Period OID:

Amortization Schedule:  N/A

Denominations:  $1,000 with $1,000 integral multiples thereafter

Plan of Distribution:
     The Company, through J.P. Morgan Securities Inc. ("JPMSI") acting as the Company's agent, will sell the Notes in their entirety to Smith Barney Inc. (the "Agent") at a price of 99.915% of the principal amount of the Notes.

The Company has agreed to indemnify JPMSI and the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENTOR THE PROSPECTUS SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.